Exhibit 10.6

July 21, 2011

Mark McLaughlin

Re: Offer of Employment

Dear Mark:

On behalf of Palo Alto Networks, Inc. (the “Company”), I am pleased to offer you employment on the terms below.

1. Position. You will serve as President and Chief Executive Officer of the Company. You will report to the Board of Directors (the “Board”) and shall perform the duties and responsibilities customary for such position and such other related duties as are assigned by the Board. While you serve as President and Chief Executive Officer, you will also serve on the Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation.

(a) Base Salary. Your salary will be at an annualized rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule. Your salary, as well as any other cash amounts payable under this offer letter, will be subject to applicable tax withholdings.

(b) Annual Bonus. Commencing August 1, 2011 (the start of the Company’s fiscal year), you will have the opportunity to earn an annual cash bonus of $300,000 for each fiscal year based on the achievement of certain objectives, which you and the Board will mutually establish. This bonus will be paid in equal installments on a quarterly basis, with a ratable portion of the bonus payable in your first fiscal year of employment with the Company. Each bonus payment is subject to your continued employment through and until the date of payment. The bonus will be paid no later than March 15 of the year following the year in which such bonus was earned.

(c) Signing Bonus. The Company will pay you a one-time signing bonus of $400,000 to be paid within thirty (30) days of your start date, subject to applicable tax withholding.

(d) Relocation. The Company will reimburse the reasonable expenses you incur to move your family and household goods from Virginia to the San Francisco Bay area up to a maximum reimbursement of $100,000.

Mark McLaughlin

December 15, 2011

3. Equity.

(a) Option. The Company will grant you a stock option under the Company’s 2005 Equity Incentive Plan (the “Plan”) to purchase 2,143,977 shares of the Company’s Common Stock, which represents 3.0% of fully diluted capitalization as of the date of this letter, at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant (the “Stock Option”). The Stock Option will be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted by the Code. The Stock Option will vest with respect to 1/48th of the shares each month following the commencement of your employment with the Company, so long as you remain actively employed by the Company on each vesting date, as described in the applicable stock option agreement. The Stock Option will be immediately exercisable for all shares; however, any unvested shares purchased under the Stock Option will be subject to repurchase at the original exercise price paid per share, should you cease providing services to the Company prior to vesting in those shares. You will be permitted to exercise any vested shares subject to the Stock Option for a period of twenty-four (24) months following the termination of your service, but in no event shall such period exceed the expiration of the maximum term of the Stock Option. The provisions of this offer letter supersede any conflicting provisions of the Plan.

(b) Loan. Upon your execution of a promissory note payable to the Company, the Company will loan you an amount not to exceed the aggregate exercise price for the shares subject to the Stock Option and all applicable withholding and payroll taxes and other deductions required by law to be paid by you to the Company (the “Promissory Note”). The Promissory Note will bear interest at a rate not less than the Applicable Federal Rate specified by the IRS, be secured by the shares received upon the exercise of the Stock Option, and will be due as set forth in such note (including provisions for a term of seven (7) years with acceleration of the due date upon the occurrence of the following events: (i) twenty-four (24) months following termination of employment; (ii) your insolvency, filing of a bankruptcy petition, or similar event; or (iii) the Company filing a registration statement under the Securities Act of 1933. Accordingly, the Promissory Note will need to be repaid or refinanced at least ten (10) business days prior to the Company filing a registration statement under the Securities Act of 1933. The total principal amount of the Promissory Note will be full recourse, that is the Company will have recourse to all of the shares received upon the exercise of your Stock Option and all of your other assets if any portion of the Promissory Note is not paid when due. Since you may partially or fully exercise your Stock Option, you may have more than one outstanding loan with the Company with respect to the exercise of your Stock Option.

4. At Will Employment. While we look forward to a productive relationship, your employment with the Company, however, is for an unspecified period of time and this offer letter creates an at-will employment relationship that may be terminated (subject to the terms of this offer letter) by you or the Company at any time for any reason and with or without cause or prior notice. Upon termination of your employment for any reason, you shall be entitled to receive any compensation earned and reimbursements due through the effective date of termination.

Mark McLaughlin

December 15, 2011

5. Termination Benefits.

(a) Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within twenty-four (24) months following the Change in Control, then you will be entitled to receive: (i) continued payment of your then-current base salary for a period of twelve (12) months, 100% of your target bonus for that fiscal year, and reimbursement of twelve (12) months of your COBRA premiums in a lump sum; and (ii) acceleration of the vesting of fifty percent (50%) of the total shares subject to the Stock Option (the “Change in Control Severance Benefits”). Your entitlement to the Change in Control Severance Benefits is subject to your compliance with subsection (c) below.

(b) Other Termination. In the event that your employment is terminated by the Company other than for Cause, at any time before a Change in Control or more than twenty-four (24) months following a Change in Control, then you will receive (i) continued payment of your then current base salary for a period of twelve (12) months, reimbursement of twelve (12) months of your COBRA premiums in a lump sum, and (ii) acceleration of six (6) months vesting of your then unvested shares subject to the Stock Option (the “Other Termination Severance Benefits”). Your entitlement to the Other Termination Severance Benefits is subject to your compliance with subsection (c) below.

(c) Form and Timing of Payment. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

Mark McLaughlin

December 15, 2011

(d) Definitions.

(i) For purposes of this Section 5 and Section 3, “Cause” shall mean: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in intentional fraud or an act of willful dishonesty against the Company which materially harms the Company; (iii) willful breach of the Company’s policies which materially harms the Company; (iv) intentional damage of a substantial amount of the Company’s property; (v) willful and material breach of this agreement or Employee Invention Assignment and Confidentiality Agreement; or (vi) a willful failure or refusal in a material respect by you to follow the reasonable policies or directions of the Company as specified by the Board after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within thirty (30) days of receipt of such notice.

(ii) For purposes of this Section 5 and Section 3, “Good Reason” shall mean: (i) a material reduction in your authority, status, obligations or responsibilities; (ii) a reduction of your total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of the Company’s employees pursuant to a directive of the Board; (iii) any failure by the Company to pay your base salary; or (iv) the relocation of the principal place of the Company’s business to a location that is more than thirty-five (35) miles further from your home than before the relocation. Your resignation must occur within 12 months after one of the foregoing conditions has come into existence without your consent. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

(iii) For purposes of this Section 5, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

6. Section 280G. If any payments and other benefits provided for in this offer letter or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then

Mark McLaughlin

December 15, 2011

payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments; (iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

7. Section 409A. For purposes of this offer letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defmed in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this offer letter in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this offer letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

8. Benefits. You will accrue paid time off (PTO) in accordance with the Company’s policies applicable to executive officers. You will also be eligible to participate in benefit plans established by the Company for its employees from time to time. Upon your termination of employment with the Company for any reason, you will be paid your salary through your date of termination and for the value of all unused paid time off earned through that date.

9. Confidentiality; Compliance with Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the

Mark McLaughlin

December 15, 2011

Company. To protect the interests of the Company, as a condition of your employment you will be required to sign the Company’s “Employee Invention Assignment and Confidentiality Agreement” on your start date. A copy of that agreement is attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers. You agree to be bound by the policies and procedures of the Company now or hereafter in effect relating to the conduct of employees.

10. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of commencing employment with the Company you will need to present documentation demonstrating that you have authorization to work in the United States.

11. Governing Law: Arbitration. This offer letter shall be construed and enforced in accordance with the internal laws of the State of California (without regard to its laws relating to choice-of-law or conflict-of-laws). You and the Company shall submit to mandatory and exclusive binding confidential arbitration of any controversy or claim arising out of, or relating to, this offer letter or any breach hereof or otherwise arising out of, or relating to, your employment with the Company or the termination thereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the JAMS’ then-current rules for the resolution of employment disputes. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

Mark McLaughlin

December 15, 2011

12. Miscellaneous.

(a) Successors. This offer letter shall inure to the benefit of and be binding upon the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death. Any successor to the Company shall be deemed substituted for the Company under the terms of this agreement for all purposes. In the event of a Change in Control, the Company agrees to obtain assumption of this offer letter by its successor.

(b) Modification. This offer letter, including, but not limited to the at will provision above, may not be amended or modified other than by a written agreement designated as an amendment and executed by you and a representative of the Board, although the Company reserves the right to unilaterally modify your compensation, benefits, job title and duties (subject to any express limitations set forth above).

(c) Severability. If any provision of this offer letter or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this offer letter that can be given effect without the invalid provisions or applications and to this end the provisions of this offer letter are declared to be severable.

(d) Complete Agreement. This offer letter (together with the Employee Invention Assignment and Confidentiality Agreement, the D&O Indemnification Agreement, and the Company’s 2005 Equity Incentive Plan and any stock option agreement issued thereunder) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces all prior discussions, negotiations and agreements.

(e) Counterparts. This offer letter may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

Mark McLaughlin

December 15, 2011

We are extremely excited about you joining Palo Alto Networks.

Please indicate your acceptance of this offer letter, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this letter and returning a copy to me via email at mlehman@paloaltonetworks.com. This offer is expressly conditioned upon your commencing employment with the Company no later than Monday, August 29, 2011. This offer will expire at 5:00 p.m. PST on July 29, 2011.

For and on behalf of Palo Alto Networks.

/s/ Nir Zuk, Founder and Office of CEO

Agreed to and accepted:

/s/ Mark McLaughlin
Mark McLaughlin

Date: 7/25/11

Attachments:

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

December 15, 2011

Mark McLaughlin

c/o Palo Alto Networks, Inc.

3300 Olcott Street

Santa Clara, CA 95054

Re:	Amendment of Offer of Employment

Dear Mark:

The following is an amendment to your offer letter agreement (the “Amendment”) with Palo Alto Networks, Inc. (the “Company”) dated July 21, 2011 (the “Offer Letter”). By signing below, you and the Company each acknowledge and agree that the Offer Letter shall be amended as follows. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer Letter.

1. Change in Control Termination Benefits. Section 5(a) of the Offer Letter is hereby amended and replaced in its entirety as follows:

“(a) Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within twenty-four (24) months following the Change in Control, then you will be entitled to receive: (i) a lump sum payment equal to your then-current annual base salary, 100% of your target bonus for that fiscal year paid in lump sum, and reimbursement of twelve (12) months of your COBRA premiums in a lump sum; and (ii) acceleration of twenty-four (24) months vesting of your then-outstanding unvested time-based equity awards (the “Change in Control Severance Benefits”). Your entitlement to the Change in Control Severance Benefits is subject to your compliance with subsection (c) below.”

2. Form and Timing of Payment. Section 5(c) of the Offer Letter is hereby amended and replaced in its entirety as follows:

“(c) Form and Timing of Payment. This Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company.

Mark McLaughlin

December 15, 2011

The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5. The severance payments will be paid in lump sum and/or commence, as applicable, following the effectiveness of the release within 60 days after your separation and, once they commence, will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision. Notwithstanding the foregoing, if the 60-day period described in the preceding sentence spans two calendar years and/or if your severance payments are deferred compensation separation payments subject to Section 409A (as defined below), then the payments will be paid in lump sum and/or commence, as applicable, on the 60th day following your termination of employment, subject to Section 7.”

3. Change in Control Definition. The Change in Control definition in the Offer Letter as set for the in Section 5(d)(iii) is hereby amended and replaced as follows:

“(iii) For purposes of this Section 5, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.”

4. Governing Law. This Amendment shall be construed and enforced in accordance with the internal laws of the State of California (without regard to its laws relating to choice-of-law or conflict-of-laws).

5. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

6. Complete Agreement. This Amendment (together with the Offer Letter, Employee Invention Assignment and Confidentiality Agreement, the D&O Indemnification Agreement, and the Company’s 2005 Equity Incentive Plan and any equity award agreement issued thereunder) represents the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces all prior discussions, negotiations and agreements.

Mark McLaughlin

December 15, 2011

7. Counterparts. This Amendment may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

Please indicate your acceptance of Amendment, by signing the bottom portion of this letter and returning a copy to me.

For and on behalf of Palo Alto Networks.

/s/ Jim Goetz
Jim Goetz, Director

Agreed to and accepted:

/s/ March McLaughlin
Mark McLaughlin

Dated: 12/15/11